SCHEDULE 14A INFORMATION




Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                  PENTECH INTERNATIONAL INC.
         (Name of Registrant as Specific in Its Charter)



(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box) :

[X]  No fee required

                    PENTECH INTERNATIONAL INC.
                    (a Delaware corporation)              [LOGO]


                         NOTICE OF ANNUAL
                  MEETING OF SHAREHOLDERS TO BE
               HELD AT 10:00 A.M. ON APRIL 17, 2000




To the Shareholders of
PENTECH INTERNATIONAL INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of PENTECH INTERNATIONAL INC. (the "Company") will be held on April 17, 2000 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, NJ 07080 to consider and vote on the following matters described under the corresponding numbers in the attached Proxy Statement:

     1.   The election of six directors; and

     2. Such other matters as may properly come before the Meeting.

     The Board of Directors has fixed February 21, 2000 at the close of business, as the record date for the determination of shareholders entitled to vote at the Meeting, and only holders of shares of Common Stock of the Company of record at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of shareholders entitled to vote at the Meeting shall be available for examination by any shareholder, for any purpose germane to the Meeting, during ordinary business hours from March 20, 2000 until the Meeting at the offices of the Company. This list will also be available at the Meeting.

     Whether or not you expect to be present at the Meeting, please fill in, date, sign and return the enclosed Proxy, which is solicited by management. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                              By Order of the Board of Directors



                              Richard S. Kalin, Secretary

Date:  March 20, 2000

                    PENTECH INTERNATIONAL INC.
                         195 Carter Drive
                        Edison, NJ 08817

                                                         [Logo]



                         PROXY STATEMENT



                  ANNUAL MEETING OF SHAREHOLDERS
            TO BE HELD AT 10:00 A.M. ON APRIL 17, 2000

     The enclosed proxy is solicited by the management of PENTECH INTERNATIONAL INC. (the "Company") in connection with the Annual Meeting of Shareholders (the "Meeting") to be held on April 17, 2000 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, NJ 07080 and any adjournment thereof. The Board of Directors has set February 21, 2000 at the close of business as the record date for the determination of shareholders entitled to vote at the Meeting. A shareholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1) The election of the six persons listed herein as directors of the Company; and

     (2) Such other matters as may properly come before the Meeting.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's Annual Report to Shareholders for its fiscal year ended September 30, 1999 (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     Only shareholders of record of the Company's 12,571,258 shares of Common Stock (the "Common Stock") outstanding at the close of business on February 21, 2000 will be entitled to vote. Each share of Common Stock is entitled to one vote. Shareholders are not entitled to cumulate their votes. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The proxy statement, the attached notice of meeting, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about March 20, 2000. The mailing address of the Company's principal executive offices is 195 Carter Drive, Edison, NJ 08817.


                     1. ELECTION OF DIRECTORS

     Six directors are to be elected by a majority of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Shareholders and until his respective successor is elected and qualified. The persons named in the accompanying proxy have advised management that it is their intention to vote for the election of the following nominees as directors unless authority is withheld:

               o    Roy L. Boe
               o    Richard S. Kalin
               o    David Melnick
               o    Norman Melnick
               o    Robert K. Semel
               o    William Visone

     Management has no reason to believe that any nominee will be unable to serve. In the event that any nominee becomes unavailable, the proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

Information Regarding Officers, Directors and Nominees for Election

     The following is certain information regarding current directors and executive officers of the Company:


                             Position with       Year became
Name                   Age   the Company     Officer or Director


Norman Melnick         68    Chairman                 1984

David Melnick          41    Chief Executive          1984
                             Officer, President
                             and Director

Richard S. Kalin       45    Secretary and            1984
                             Director

                             Position with       Year became
Name                   Age   the Company     Officer or Director

Roy L. Boe             69    Director                 1994

Robert K. Semel        62    Director                 1997

William Visone         36    Director,                1992
                             Executive Vice
                             President,
                             Strategic Planning,
                             Chief Financial Officer

Jerry Kuypers          32    Vice President, Sales    1999

Richard Ginelli        55    Vice President,          1997
                             Manufacturing

Linda Staffin El-Fakir 37    Vice President,          1997
                             Marketing

James J. San Filippo   36    Vice President,          1999
                             Finance

     Norman Melnick. Mr. Norman Melnick, a founder of the Company, has been Chairman of the Company since its inception in April 1984. He was Chief Executive Officer until November 1995. Mr. Norman
Melnick is Mr. David Melnick's father.

     David Melnick. Mr. David Melnick, a founder of the Company, has been a Director of the Company since its inception in April 1984. He was President until November 1995, when he was elected Chief Operating Officer. In March 1998, Mr. Melnick was elected President and Chief Executive Officer.

     Richard S. Kalin. Mr. Kalin has been Secretary and Director of the Company since its inception in April 1984. He is Chairman, Secretary and Director of Micronetics Wireless, Inc., a manufacturer of wireless network components. He has been engaged in the private practice of law since 1978. Kalin & Associates, P.C., a law firm of which Mr. Kalin is the controlling shareholder, is general counsel to the Company.

     Roy L. Boe.  Mr. Boe has been President of the Worcester
Icecats, Inc. since its inception in 1994. The Worcester Icecats are an American Hockey League ice hockey team located in Worcester, MA. He is also a director of Micronetics Wireless, Inc.

     Robert K. Semel. Mr. Semel, since January 1995, has been President and Chief Operating Officer of Uniflex, Inc., a designer, manufacturer and marketer of a broad line of customized plastic packaging. In addition, Mr. Semel has been a Director of Uniflex, Inc. since December 1990 and Secretary since April 1993.

     William Visone. Mr. Visone has been employed by the Company since January 1992, initially as Controller and presently as Chief Financial Officer. In April 1992, Mr. Visone was elected Treasurer and in December 1997, Mr. Visone was elected Vice President,
Finance and Administration. In October 1999, Mr. Visone was promoted to Executive Vice President, Strategic Planning.

     Jerry Kuypers. Mr. Kuypers has been employed in various sales capacities by the Company for over six years. In January 1999, Mr. Kuypers was promoted to Vice President-Sales.

     Richard Ginelli.    Mr. Ginelli has been employed by the
Company since 1992 as Director of Operations.  In December 1997,
Mr. Ginelli was promoted to Vice President, Manufacturing.

     Linda Staffin El-Fakir. Ms. El-Fakir has been employed by the Company since 1995 as Marketing Director. In December 1997, Ms.
El-Fakir was promoted to Vice President, Marketing.

     James J. San Filippo.    Mr. San Filippo has been employed by
the Company since January 1996 as Assistant Controller. In October 1999, Mr. San Filippo was promoted to Vice President, Finance.


     During the fiscal year ended September 30, 1999 ("Fiscal 1999"), the Board of Directors met on four occasions. The Company has an Audit Committee (the "Audit Committee") which currently consists of Messrs. Norman Melnick, Kalin and Semel which is authorized to review the financial statements of the Company. The Company also has a Stock Option-Compensation Committee (the "Compensation Committee") which consists of Messrs. Boe, Kalin and Semel, which determines compensation for senior management and awards stock options. The Audit Committee met one time during Fiscal 1999.

     Required Vote

     The affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy on the election of each of the six persons listed herein is required to approve such elections.

     Executive Compensation

     The following table sets forth for Fiscal 1999 and fiscal years ended September 30, 1998 and 1997, information relating to compensation received by the Company's Chief Executive officer and by each of the Company's executive officers whose Fiscal 1999 compensation was more than $100,000 per year:


SUMMARY COMPENSATION TABLE


                                                     Long-Term
                         Annual Compensation        Compensation
Name and
Principal               Fiscal                         Option
Position                Year            Salary($)      Grants


Norman Melnick,         1999             150,000          -
 Chairman               1998             162,500          -
                        1997             200,000       60,000


David Melnick,          1999             140,000          -
 Chief Executive        1998             146,000          -
 Officer                1997             157,500       30,000


William Visone,         1999             125,000       20,000
 Treasurer and Chief    1998             125,000       10,000
 Financial Officer      1997             112,000       40,000




     The aggregate amount of other compensation for each of Messrs. Norman Melnick, David Melnick and Visone did not, in any case, exceed the lesser of $50,000 or ten percent of the total compensation.


     Profit Sharing Plan

     During the fiscal year ended September 30, 1989, the Company established a non-contributory profit sharing plan and trust (the "Profit Sharing Plan") which covers all eligible employees, including officers of the Company, who are at least twenty and one-half years of age and have completed one year of service with the Company. In April 1993 the Profit Sharing Plan was converted into a contributory plan (hereinafter the "401(k) Plan") which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All money in the Profit Sharing
Plan was rolled over into the 401(k) Plan. Each participant's interest for contributions made by the Company vests at the rate of 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service, and 100% after six years of service. The retirement age under the Plan is 65 or after the sixth year of credited service, whichever is later on. The Company contributed $37,500 to the 401(k) Plan in Fiscal 1999. The 401(k) Plan also includes certain death benefits and disability benefits. Messrs. N. Melnick, D. Melnick and Visone are fully vested under the 401(k) Plan.

     Stock Option Plans

     The Company currently has three stock option plans. The 1989 Stock Option Plan was adopted by the Board of Directors on January 5, 1989 and was approved by the shareholders of the Company on April 6, 1989 (the "1989 Plan"). No additional options may be granted under the 1989 Plan. The 1993 Stock Option Plan was adopted by the Board of Directors on January 5, 1993 and was approved by the shareholders of the Company on April 12, 1993 (the "1993 Plan"). The 1995 Stock Option Plan was adopted by the Board of Directors on March 15, 1995 and approved by the shareholders of the Company on May 9, 1995 (the "1995 Plan") (the 1989 Plan, the 1993 Plan and the 1995 Plan are collectively referred to as the "Plans"). Stock options granted under the Plans are intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code ("Incentive Options"). The Plans also allow the granting of non-qualified stock options ("Non-Qualified Options") (Incentive Options and Non-Qualified Options are collectively referred to as "Options"). The 1989 Plan additionally allows the granting of limited stock appreciation rights. Under the 1989 Plan, Incentive Options may be granted to the Company's officers and employees. Under the 1993 Plan and the 1995 Plan, Incentive Options may be granted to the Company's employees, consultants, advisors to the Board of Directors and qualified directors.

     The Plans are administered by the Compensation Committee, which has the authority to determine the person to whom Options may be granted, the number of shares of Common Stock to be covered by each Option, the time or times at which the Options may be granted or exercised and for the most part, the terms and provisions of the Options. The exercise price of Options granted under the Plans may not be less than the fair market value of the shares of Common Stock on the date of grant (110% of the fair market value if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1989 Plan may not be exercised more than ten years from the date of grant (five years if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1993 Plan may not be exercised more than five years from the date of grant. The 1989 Plan terminated on January 5, 1999. The 1993 Plan terminates on January 4, 2003. The 1995 Plan terminates on January 4, 2005.

     On November 17, 1996, the Board of Directors adopted an Option Exchange Program pursuant to which certain employees and consultants were given the one-time option to amend their options so that, as amended, the revised options would have a new three year vesting period, commencing one third November 17, 1997, and additional one thirds each of the next two yearly anniversaries thereof, for 60% of the previous number of shares covered by the options, exercisable at $.75 per share, the market price on the date the Option Exchange Program was approved. Messrs. Norman Melnick, David Melnick, Kalin, Visone and Boe each were given the right and did participate in the Option Exchange Program.

     The following is cumulative information relating to outstanding options owned by the Company's executive officers.


          Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                  Number of Securities      Value of Unexercised
                  Underlying Unexercised    In-the-Money Options/
                  Options/SARs at FY-End    SARs at FY-End($)
                  (#) Exercisable/          Exercisable/
Name              Unexercisable(1)          Unexercisable(1)

Norman Melnick        140,000/20,000            15,600/7,800
David Melnick          70,000/10,000             7,800/3,900
Richard S. Kalin       45,000/5,000              4,400/2,200
William Visone         35,000/35,000             8,800/10,700




(1)  Represents options after effectiveness of Option Exchange
     Program at fair market value of Common Stock at September 30, 1999 of $1.19 as reported by NASDAQ, less the exercise price.


     Additional Information with Respect to Compensation

     The compensation for each executive officer is determined by the Compensation Committee. Members of the Compensation Committee deliberated in determining compensation and unanimously agreed on the compensation to be awarded each executive officer.

     In reaching its determination, the Committee considers the recommendations of the President and such factors such as performance of the individual and performance of the Company, as a whole, as well as comparable compensation paid to executives at other similarly situated companies. The Committee also considers stock price, cash flow, revenues, net income and other factors in arriving at its compensation determinations. The Committee believes that compensation should be structured so as to provide incentives to the Company's officers to enhance the long-term profitability of the Company. It is the Committee's view that increases in revenues, net income, cash flow and market share improve shareholder market value. As a result, in making its compensation determinations, the Committee attempts to align the financial interests of the Company's officers with those of its shareholders. Based on these factors, the executive officers received no increases during Fiscal 1999.

     Options to purchase Common Stock are also a key element in the Company's compensation program. Since options granted under the Plans generally provide for at least a one-year waiting period before options may be exercised and an exercise price of the Company's Common Stock at fair market value as of the date of grant, officers benefit from options only when the share price increases. As a result, options help to motivate executives by providing incentives tied to shareholder goals. A new option to purchase 20,000 shares of Common Stock at an exercise price of $.875 per share was granted to Mr. Visone during Fiscal 1999.

Performance Graph



Description:   The performance graph was prepared by Research Data
               Group, Inc. This line graph illustrates a comparison of five year-cumulative total returns for Pentech International Inc., NASDAQ Stock Market
               (U.S. Companies) and NASDAQ Stocks (SIC 5000-5099
               U.S. and Foreign) wholesale trade-durable goods from September 30, 1999 to September 30, 1999.

     Stock Ownership of Certain Beneficial Owners and Management


     The following table sets forth the number of shares of Common Stock beneficially owned, directly or indirectly, as of the date hereof, by each of the directors of the Company, nominee directors of the Company, each of the named executive officers of the Company and by all persons known by the Company to be beneficial owners of more than five (5%) percent of the outstanding shares of Common Stock, and by all officers and directors as a group:

Name and Address              Shares (1)               Percent


Norman Melnick                1,250,028(2)(3)            9.8%
195 Carter Drive
Edison, NJ 08817

David Melnick                 2,022,998(3)(5)          15.99%
195 Carter Drive
Edison, NJ 08817

Richard S. Kalin                756,639(3)(6)           5.99%
One Penn Plaza, Suite 1425
New York, NY  10119

Robert K. Semel                  15,000                   (4)

William Visone                   109,166(3)               (4)

Roy L. Boe                      108,500(3)(7)             (4)

All officers and              4,350,330(2)(3)(5)       33.40%
directors as a group                   (6)(7)
(eight persons)



(1) All shares of Common Stock are owned directly, unless otherwise noted.

(2) Includes 363,300 shares of Common Stock owned by his wife, Libby Melnick, as to which he disclaims beneficial ownership.

(3)  Includes 160,000, 80,000, 50,000, 10,000, 54,166, 16,000 and
     446,581 shares of Common Stock for Messrs. N. Melnick, D. Melnick, Kalin, Semel, Visone, Boe and all officers and directors as a group, respectively, that are issuable upon exercise of options. Does not include 15,834 and 125,419 shares issuable upon exercise of options for Mr. Visone and for all officers and directors as a group, which are not exercisable within 60 days.

(4)  Less than one percent.

(5) Includes 843,228 shares of Common Stock owned by his wife, Dana Melnick, and 251,450 shares of Common Stock owned by his minor children, as to which he disclaims beneficial ownership.

(6) Includes 319,064 shares of Common Stock owned by his wife, Noelle Makenzie, and 61,000 shares of Common Stock owned by his minor child, as to which he disclaims beneficial ownership. Includes 136,000 shares of Common Stock held in his retirement account.

(7) Includes 80,000 shares of Common Stock owned by his wife, Betty Boe, as to which he disclaims beneficial ownership.

     The Company is unaware of any arrangement, the operation of which, at a subsequent date, may result in a change in control of the Company.

     Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, the Company believes that during Fiscal 1999 all executive officers, directors and 10% owners of the Company complied with all applicable filing requirements.

     Certain Relationships and Related Transactions

     During Fiscal 1999, the Company paid legal fees to, and reimbursed disbursements of, Kalin & Associates, P.C., a law firm of which Mr. Kalin, a Secretary and Director of the Company, is the controlling shareholder, in the aggregate amount of approximately
$226,000.

     During Fiscal 1999, the Company paid service fees to El-Fakir Associates, Inc., an MIS consulting firm, of which Ms. El-Fakir is Secretary and Treasurer, in the aggregate amount of approximately
$114,000.

     Directors not otherwise employed or engaged by the Company receive a one-time option grant of 10,000 shares of Common Stock, an annual stipend of $5,000, and $750 per meeting they attend in person. In March 1990, the Company verbally agreed with Mrs. Libby Melnick, the wife of Norman Melnick, Chairman and a Director of the Company, to loan Mrs. Melnick money to purchase a life insurance policy (the "Policy"). The Company is a named insured on the Policy to the extent of premiums paid on the Policy. The proceeds of the Policy to be paid to the Company will be used to repay the loan. Through September 30, 1999, the Company has lent Mrs. Melnick an aggregate of $173,512 toward payment of the premiums on the Policy. The loan bears interest at the rate of eight percent (8%) per annum. The loan was approved by the Board of Directors of the Company.


                        2.  OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

     Selection of Auditors

     The Board of Directors has selected Ernst & Young, L.L.P. ("E&Y") as its independent certified public accountants to audit the financial statements of the Company for its current fiscal year ending September 30, 2000. Mr. Bernard Leone, a member of E&Y, is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer questions any shareholder may have with respect to the financial statements of the Company for Fiscal 1999.

     Shareholder's Proposals

     Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 195 Carter Drive, Edison, NJ 08817 on or before November 10, 2000. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified, mail-return receipt requested.


                              By Order of the Board of Directors,




                              Richard S. Kalin, Secretary

Dated:  March 20, 2000

                              PROXY




                    PENTECH INTERNATIONAL INC.
                                                       [LOGO]
                         195 Carter Drive
                        Edison, NJ 08817


     This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned, revoking all previous proxies, hereby appoints David Melnick and Richard S. Kalin, and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Pentech International Inc. (the "Company") which the undersigned would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on April 17, 2000 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, NJ 07080, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting.

     The undersigned acknowledges receipt of the Notice of Annual
Meeting, Proxy Statement and the Company's 1999 Annual Report.

1.   ELECTION OF DIRECTORS
     FOR all nominees listed       Withhold Authority to vote
     below (except as marked       for all nominees listed
     to the contrary below)        below

     (Instruction: To withhold authority to vote for an individual nominee strike a line through such nominee's name from the list below.)

     ROY L. BOE, RICHARD S. KALIN, DAVID MELNICK, NORMAN
     MELNICK, ROBERT K. SEMEL AND WILLIAM VISONE

2.   IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY
     PROPERLY COME BEFORE THE MEETING.


     FOR                           AGAINST


     PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

     THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR the Nominees listed herein.

Date:                       , 2000




(Signature)



(Signature, if held jointly)


Where stock is registered in the names
of two or more persons ALL should sign.
Signature(s) should correspond exactly
with the name(s) as shown above. Please sign, date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.


     Requests for copies of proxy materials or the Company's Annual Report for its fiscal year ended September 30, 1999 on Form 10-K should be addressed to Shareholder Relations, Pentech International Inc., 195 Carter Drive, Edison, NJ 08817. This material will be furnished without charge to any shareholder requesting it.


















N:\RSKLAW\PTK\PROXY.00